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                                                      Registration No. 333-

                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                  FORM S-8

                           REGISTRATION STATEMENT
                                 UNDER THE
                           SECURITIES ACT OF 1933

                          Pharmacia & Upjohn, Inc.
           (Exact Name of Registrant as Specified in Its Charter)

                                  Delaware
       (State or Other Jurisdiction of Incorporation or Organization)

                                 98-0155411
                    (I.R.S. Employer Identification No.)

     Knyvett House, The Causeway, Staines, Middlesex TW18 3BA, England
            (Address of Principal Executive Offices) (Zip Code)

             Pharmacia & Upjohn, Inc. Long-Term Incentive Plan
                            (Full Title of Plan)

                              Kenneth M. Cyrus
                               Knyvett House
                                The Causeway
                    Staines, Middlesex TW18 3BA, England
                  (Name and Address of Agent For Service)

                           011 (44-123) 953-1133
        Telephone Number, Including Area Code, of Agent For Service.

                      CALCULATION OF REGISTRATION FEE

    Title of Securities to be         Amount to be        Proposed Offering     Proposed Aggregate           Amount of
            Registered                 Registered         Price Per Share(1)     Offering Price(1)        Registration Fee
 Common Stock, par value $.01
 per share                              5,000,000              $38.125             $190,625,000              $65,732.76

(1) Estimated pursuant to Rule 457(h)(1), and is being utilized solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Pharmacia & Upjohn, Inc., Common Stock, par value $.01 per share on the New York Stock Exchange Composite Tape on April 29, 1996.

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                                   PART I

                   INFORMATION REQUIRED IN THE PROSPECTUS


Item 1.     Plan Information

            All information required by Part I to be contained in the
Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

Item 2.     Registrant Information and Employee Plan Annual
            Information

            All information required by Part I to be contained in the
Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

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                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.     Incorporation of Documents by Reference.

            The documents listed on (a) through (c) below are incorporated herein by reference.

            (a) Pharmacia & Upjohn, Inc.'s (the "Registrant") Annual Report on Form 10-K (the "10-K") for the year ended December 31, 1995, filed with the Securities and Exchange Commission (the "Commission") on March 29, 1996 and the Registrant's Amendment to the 10-K on Form 10-K/A, filed with the Commission on April 1, 1996.

            (b)   None.

            (c) The description of the Registrant's Common Stock, par value $.01 per share (the "Common Stock"), contained in the Registrant's Registration Statement on Form 8-A (File No. 1-11557) filed with the Commission on October 24, 1995.

            All documents subsequently filed by the Registrant pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.     Description of Securities.

            Not applicable.

Item 5.     Interests of Named Experts and Counsel.

            Not Applicable.

Item 6.     Indemnification of Officers and Directors.

            Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Registrant's Certificate of Incorporation and By-

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laws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into indemnification agreements with its executive officers and directors. The Registrant also has purchased and maintains insurance for its officers, directors, employees or agents against liabilities which an officer, a director, an employee or an agent may incur in his capacity as such.

            For a period of six years following November 2, 1995, the Registrant has agreed to cause to be maintained in effect the directors' and officers' liability insurance policies maintained by The Upjohn Company ("Upjohn") and Pharmacia Aktiebolag ("Pharmacia") (provided that the Registrant may, and in the event of the cancellation or termination of such policies, the Registrant will, substitute therefor policies reasonably satisfactory to the indemnified parties of at least the same coverage containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events that occurred prior to November 2, 1995.

            The Registrant has agreed to indemnify and hold harmless each former director and officer of Upjohn or Pharmacia, determined as of November 2, 1995, against any Costs (as defined in the Combination Agreement, dated August 20, 1995 among Pharmacia, Upjohn, the Registrant and Pharmacia & Upjohn Subsidiary, Inc. (the "Combination Agreement")) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to November 2, 1995, whether asserted or claimed prior to, at or after November 2, 1995, to the fullest extent that Upjohn or Pharmacia would have been permitted under Delaware or Swedish law, as the case may be, and their charter documents (each as in effect on August 20, 1995) to indemnify such indemnified parties (and the Registrant has also agreed to advance expenses as incurred to the fullest extent permitted under applicable law, provided that such indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware (Upjohn's jurisdiction of incorporation) or Swedish law (Pharmacia's jurisdiction of incorporation) and Upjohn's or Pharmacia's charter documents will be made by independent counsel selected by the Registrant.

            To the extent the foregoing provisions do not serve to indemnify and hold harmless an Indemnified Party (as defined in the Combination Agreement), for a period of six years after the date of the Combination Agreement, the Combination Agreement provides that the Registrant will, subject to the terms set forth in the Combination Agreement, indemnify and hold harmless, to the fullest extent permitted under applicable law (and the Registrant will also advance expenses as incurred to the fullest extent permitted under applicable law; provided that the Indemnified Party to whom expenses

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are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification), each Indemnified Party against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the Combination Agreement; provided, however, that the Registrant will not be required to indemnify any Indemnified Party if it is determined that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party believed to be in or not opposed to the best interests of Upjohn or Pharmacia, as the case may be.

Item 7.     Exemption from Registration Claim.

            Not Applicable.

Item 8.     Exhibits.

            The following exhibits are filed as part of this Registration
Statement:


Exhibit No.       Description

      4.1         Restated Certificate of Incorporation of the Registrant.

      4.2         By-laws of the Registrant.

      4.3 Specimen Common Stock Certificate (incorporated by reference to Exhibit 5 to the Registrant's Registration Statement on Form 8-A (File No. 1-11557)).

      4.4 Pharmacia & Upjohn, Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10(g) to the Registrant's Form 10-K for 1995 (File No. 1-11557)).

      5 Opinion of Sullivan & Cromwell as to the validity of the Common Stock.

      23.1 Consent of Sullivan & Cromwell (contained in Exhibit 5.1 attached hereto).

      23.2        Consent of Coopers & Lybrand, L.L.P. and KPMG Peat
                  Marwick, LLP.

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Item 9.     Undertakings

            (a)   The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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                                 SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kalamazoo, State of Michigan, on this 1st day of April, 1996.

                                          PHARMACIA & UPJOHN, INC.



                                    By:   /s/ John L. Zariskie
                                          John L. Zabriskie
                                          President and Chief Executive
                                               Officer and Director


            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the indicated capacities on April 1, 1996.



      Signature                            Title


      /s/ Jan Ekberg                       Chairman of the Board and
      Jan Ekberg                           Director

      /s/ John L. Zabriskie                President and Chief Executive
      John L. Zabriskie                    Officer


                                           Executive Vice President, Chief
      /s/ Robert C. Salisbury              Financial Officer and Chief
      Robert C. Salisbury                  Accounting Officer

      /s/ Richard H. Brown
      Richard H. Brown                     Director


      /s/ Frank C. Carlucci
      Frank C. Carlucci                    Director

      Signature                            Title
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      /s/ Gustaf Douglas
      Gustaf Douglas                       Director

      /s/ M. Kathryn Eickhoff
      M. Kathryn Eickhoff                  Director


      /s/ Daryl F. Grisham
      Daryl F. Grisham                     Director

      /s/ Soren Gyll
      Soren Gyll                           Director


      /s/ William E. LaMothe
      William E. LaMothe                   Director


      /s/ Goran Linden
      Goran Linden                         Director

      /s/ Berthold Lindquist
      Berthold Lindquist                   Director


      /s/ Olof Lund
      Olof Lund                            Director

      /s/ William D. Mulholland
      William D. Mulholland                Director


      /s/ William U. Parfet
      William U. Parfet                    Director


      /s/ Ulla Reinius
      Ulla Reinius                         Director

      /s/ Bengt Samuelsson
      Bengt Samuelsson                     Director